Exhibit 2.1
AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of April 29, 2016, by and between EdenIQ, Inc., a Delaware corporation (“EdenIQ”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Holders (“Stockholder Representative”), Aemetis, Inc., a Nevada corporation (“Aemetis”), and EdenIQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Aemetis (“Merger Sub”).  The parties to this Agreement are referred to collectively as the “Parties,” and individually as a “Party”.

RECITALS

A.
The Parties desire to enter into this Agreement pursuant to which Aemetis shall acquire EdenIQ by means of a reverse triangular merger, in which Merger Sub shall merge with and into EdenIQ, with EdenIQ continuing as the surviving entity and as a wholly-owned subsidiary of Aemetis (the “Merger”).

B.
The respective governing boards of directors of EdenIQ, Aemetis, and Merger Sub have approved and declared advisable the Merger, this Agreement and the other transactions contemplated hereby to which the entity it governs is a party.

NOW, THEREFORE, as and for an agreement and plan of merger, the Parties hereby agree as follows:

AGREEMENT

ARTICLE 1

THE MERGER

1.1           Effective Time.  Subject to the provisions of this Agreement, prior to the Closing, Aemetis and EdenIQ shall jointly prepare a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the “DGCL”). The Merger shall become effective at the time of the filing of such certificate or at such later time as is indicated in the Certificate of Merger (the “Effective Time”).

1.2           Effect of the Merger.  From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the applicable provisions of the DGCL and the separate existence of Merger Sub shall cease, and EdenIQ shall continue as the surviving company in the Merger (EdenIQ, as the surviving company in the Merger, is sometimes referred to herein as the “Surviving Company”). Subject to the foregoing, from and after the Effective Time, (i) the Surviving Company shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of EdenIQ and Merger Sub, (ii) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law and (iii) the officers and directors of Merger Sub immediately prior to the Effective Time shall become, as of the Effective Time, the respective officers and directors of the Surviving Company after the Merger, until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the bylaws of the Surviving Company and with applicable Law.

AGREEMENT AND PLAN OF MERGER

1.3           Merger Consideration.

(a)           The consideration payable by Aemetis under this Agreement shall be paid by Aemetis at Closing to the holders of  EdenIQ common stock, incentive stock options and non-statutory options for the purchase of EdenIQ stock (each, an “Option”), or EdenIQ preferred stock (each such holder a “Holder” and collectively, the “Holders”) and in the form of (i) Stock Consideration; (ii) Election Consideration, (iii) Cash Consideration; and (iv) the Earnout Bonus (which in the aggregate are referred to herein as the “Merger Consideration”).

(b)            The Stock Consideration means and refers to One million shares of Aemetis common stock (the “Stock Consideration”).

(c)            The Election Consideration means and refers to a combination of One Million shares of Aemetis common stock (the “Stock Election Consideration”) and Two Million Dollars ($2,000,000) in cash (the “Cash Election Consideration”) a pro rata portion of either one of which shall be payable to each Holder, at such Holder’s election, in the individual amounts set forth on a spreadsheet to be delivered by EdenIQ to Aemetis not less than two business days prior to the Closing (the “Payment Spreadsheet”) (the Stock Election Consideration and the Cash Election Consideration, the “Election Consideration”); provided that, (i) if Holder elects to receive its Election Consideration in the form of Stock Election Consideration, Aemetis shall pay such Holder its Stock Election Consideration at the Closing Date, and (ii) if Holder elects to receive its Election Consideration in the form of Cash Election Consideration, Aemetis shall pay such Holder its Cash Election Consideration on December 31, 2016.

(d)          The Cash Consideration means and refers to Eight Million Dollars ($8,000,000) payable according to the following schedule (the “Cash Consideration”):

(i)	Two Million Dollars ($2,000,000) for the 2017 calendar year, payable in equal installments of $500,000, on or before each of March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017;

AGREEMENT AND PLAN OF MERGER

(ii)	Two Million Dollars ($2,000,000) for the 2018 calendar year, payable in equal installments of $500,000, on or before each of March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018;

(iii)
Two Million Dollars ($2,000,000) for the 2019 calendar year, payable in equal installments of $500,000, on or before each of March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019; and

(iv)	Two Million Dollars ($2,000,000) for the 2020 calendar year, payable in equal installments of $500,000, on or before each of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020.

Subject to Section 5.2(d), Aemetis’ obligation to pay the Cash Consideration when and as provided in this Section 1.3(d) shall be absolute, unconditional and irrevocable, and shall not be subject to, and Aemetis waives, any right of or to abatement, reduction, setoff or other reason for reducing any payment of the Cash Consideration.

(e)          The Earnout Bonus means and refers to an annual payment equal to Twenty Percent (20%) of the Free Cash Flow per year of the Surviving Company, which annual payment (i) shall not exceed Four Million Dollars ($4,000,000) in any calendar year and (ii) will be made for each calendar year commencing 2017 and ending 2020 (the “Earnout Period”), provided however that (A) the aggregate amount of Cash Consideration and Earnout Bonus payments shall not exceed Eighteen Million Dollars ($18,000,000) (the “Maximum Earnout Bonus”) and (B) the payment in respect of the calendar year ending 2020 shall be adjusted by the Final Earnout Calculation. For purposes of this Agreement “Free Cash Flow” means and refers to Cash Flow From Operations, less Unfunded Capital Expenditures in the years 2017 through 2019 and Cash Flow From Operations, less Unfunded Capital Expenditures plus the final earnout calculation in the year 2020, where:

i.
“Cash Flow From Operations” means (A) cash flow from operations as reported on the Statement of Cash Flows in EdenIQ’s financial statements at year end (which shall reflect any final adjustments made by Aemetis’s external auditors in the course of their review of Aemetis’s consolidated financial statements), plus (B) any cash interest expense paid directly by EdenIQ to any party (including Aemetis or any third party) in the calendar year, plus (C) any debt-related fees and expenses paid directly by EdenIQ to any party (including Aemetis or any third party) in the calendar year minus (D)(1) 0.15, multiplied by (2) EdenIQ’s annual average outstanding debt balance with any party (including Aemetis or any third party) in the calendar year, with the average calculated using twelve month-end balances  plus  the annual average cash amount provided by any Aemetis entity or related party to EdenIQ in the calendar year not included in the debt balance calculation, with the average calculated  using twelve month-end balances, minus the annual average cash amount provided by EdenIQ to any Aemetis entity or related party not included in the annual average debt balance, with the average calculated using twelve month-end balances, minus any initial closing cash used to pay off EdenIQ liabilities as contemplated by Section 1.5(b)(iii); and

AGREEMENT AND PLAN OF MERGER

ii.
“Unfunded Capital Expenditures” means (A) any acquisition of (1) any assets classified under GAAP as property, plant and equipment,  or (2) any purchase of leased assets, in each case that is not financed by third party lenders including, without limitation, the Senior Lender (as such term is defined in Section 5.2(d)), with the proceeds of the sale of Aemetis stock, or through the issuance of notes pursuant to the U.S. Citizenship and Immigration Services’ EB-5 Immigrant Investor Program, less (3) the net proceeds of (a) any sale of property, plant and equipment and (b) any sale of leased assets.

iii.
“Final Earnout Calculation” means: At the end of 2020, if the aggregate amount of Cash Consideration and Earnout Bonus payments is less than the Maximum Earnout Bonus, then the net present value of subsequent customer lease payments payable to EdenIQ will be added to the Earnout Bonus to the extent that this addition does not exceed the Maximum Earnout BonusThe net present value of subsequent lease payments will be calculated as of December 31, 2020 using a 15% annual discount rate calculated on a monthly basis. All leases under contract as of December 31, 2020 will be included in the net present value calculation. Capital expenditures associated with leases included in the Final Earnout Calculation that have not been paid as of December 31, 2020 and that are reflected on open purchase orders as of December 31, 2020 will be subtracted from the net present value of subsequent lease payments to arrive at the Final Earnout Calculation amount.

Subject to Section 5.2(d), Aemetis’ obligation to pay the Earnout Bonus when and as provided in this Section 1.3(e) shall be absolute, unconditional and irrevocable, and shall not be subject to, and Aemetis waives, any right of or to abatement, reduction, setoff or other  reason for reducing any payment of the Earnout Bonus.

(f)  Subject to Section 5.2(d), if (i) Aemetis, for any reason or no reason, fails to pay any portion of the Cash Consideration within thirty (30) days of the date due or (ii) Aemetis, for any reason or no reason, fails to pay any portion of the Earnout Bonus within thirty (30) days of the date due, then, upon the written notice from the Stockholder Representative to Aemetis, the Cash Consideration and the Earnout Bonus payments shall be accelerated, and Aemetis shall be obligated to pay the Stockholders an amount (the “Accelerated Payment”) equal to the Maximum Earnout Bonus, less the aggregate Cash Consideration and Earnout Bonus previously paid to the Stockholders.   Aemetis’ obligation to pay the Accelerated Payment when and as provided in this Section 1.3(f) shall be absolute, unconditional and irrevocable, and shall not be subject to, and Aemetis waives, any right of or to abatement, reduction, setoff or other reason for reducing any payment of the Accelerated Payment.   The Accelerated Payment constitutes liquidated damages with respect to failure to pay the Cash Consideration or the Earnout Bonus.  The Accelerated Payment shall accrue interest at the Prime Rate.  For purposes of this section, “Prime Rate” means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Money Rates section of The Wall Street Journal as the U.S. “prime rate”, or if The Wall Street Journal or such rate is not published on such date, such rate as last published in the Money Rates Section of The Wall Street Journal.  If the Money Rates section of The Wall Street Journal is no longer published or does not publish a rate designated by it as the U.S. “prime rate,” then the “Prime Rate” shall be determined by reference to such other comparable publicly available service for publishing the “prime rate” as may be agreed between the parties.

AGREEMENT AND PLAN OF MERGER

(g)  At the Effective Time:

(i)           No outstanding Options (whether vested or unvested) shall be assumed by, continued in effect or replaced by Aemetis or the Surviving Company pursuant to or in connection with the Merger.  EdenIQ shall take all actions necessary so that at the Effective Time, each Option (whether vested or unvested) outstanding and unexercised immediately prior to the Effective Time shall terminate or be cancelled as of the Effective Time in exchange for the consideration set forth in this Section 1.3(g).  In consideration of such termination or cancellation, each outstanding Option as of the Effective Time that has an exercise price that is less than the fair market value of the aggregate Stock Consideration, plus the aggregate amount of Election Consideration and Cash Consideration, divided by the number of outstanding shares of EdenIQ common stock (an “In-the-Money Option”) shall be converted into the right to receive in exchange therefor, subject to the terms and conditions of this Agreement and without any further action on the part of Aemetis, Merger Sub, EdenIQ, or the holder of such In-the-Money Option (an “Optionholder”) the consideration set forth opposite such Optionholder’s name on the Payment Spreadsheet (the “Option Consideration”), consisting of: (A) Stock Consideration in the individual amounts set forth in the Payment Spreadsheet,  plus (B) a pro rata portion, as set forth on the Payment Spreadsheet, of the Election Consideration, Cash Consideration and Earnout Bonus, as and when such amounts become payable;

(ii)           Each warrant for the purchase of EdenIQ stock (“Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of EdenIQ, Merger Sub, or Aemetis, the Warrantholder or any other Person, cancelled and each Warrantholder shall cease to have any rights with respect thereto;

AGREEMENT AND PLAN OF MERGER

(iii)           Each Share of EdenIQ preferred stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 1.3(i)) shall be converted into the right to receive (A) the Stock Consideration in the individual amounts set forth on the Payment Spreadsheet, (B) the Election Consideration in the individual amounts set forth on the Payment Spreadsheet, (C) the Cash Consideration in the individual amounts set forth on the Payment Spreadsheet, and (D) the percentage of the Earnout Bonus set forth on the Payment Spreadsheet, as and when any such Earnout Bonus may be required to be paid pursuant to Section 1.3(d);

(iv)           Each Share of EdenIQ common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive (A) the Stock Consideration in the individual amounts set forth on the Payment Spreadsheet, (B) the Election Consideration in the individual amounts set forth on the Payment Spreadsheet, (C) the Cash Consideration in the individual amounts set forth on the Payment Spreadsheet, and (D) the percentage of the Earnout Bonus set forth on the Payment Spreadsheet, as and when any such Earnout Bonus may be required to be paid pursuant to Section 1.3(d); and

(v)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Notwithstanding the provisions of this Section 1.3(g), each Share of EdenIQ common stock held by a Holder who is not an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended) (an “Accredited Investor”) as of the date of the Closing or who has not delivered to Aemetis a fully completed and executed accredited investor questionnaire in the form attached hereto as Exhibit C (including any required supporting documentation as described therein), and for whom another exemption from the securities registration requirements of the U.S. federal securities laws acceptable to Aemetis in its reasonable discretion is not available, shall not be converted into and shall not become the right to receive any shares of Aemetis common stock (whether in the form of Stock Consideration or Stock Election Consideration), and each such share of EdenIQ common stock shall instead be converted into and shall become the right to receive cash in an amount equal to the product of (x) the number of shares of Aemetis common stock that otherwise would have been issuable in respect of such share and (y) the average closing price of Aemetis common stock, as reported by the NASDAQ Global Market, for the ten trading days preceding the Closing Date.

For the avoidance of doubt, each Option that is not an In-the-Money Option shall be cancelled, without any consideration being payable in respect thereof, and shall have no further force or effect.

(h)  Payments of Cash Consideration. When any payment of Cash Consideration, Cash Election Consideration, or any amount of Earnout Bonus becomes due, Aemetis shall promptly deposit, by wire transfer of immediately available funds, such amount into an account (the “Payment Account”) held by Acquiom Clearinghouse LLC, a Delaware limited liability company (the “Payments Administrator”), pursuant to the Payments Agreement.  The deposited cash shall be distributed by the Payments Administrator to the Holders, in the individual amounts or percentages set forth on the Payment Spreadsheet.  The “Payments Agreement” means the Acquiom Payments Administration Agreement, dated as of the Closing Date, to be entered into among Aemetis, the Stockholder Representative and the Payments Administrator.

AGREEMENT AND PLAN OF MERGER

(i)  Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares held by a Holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Holder fails to perfect or otherwise loses such Holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Holder fails to perfect, withdraws or loses such Holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Holder is entitled, without interest thereon. EdenIQ shall provide Aemetis prompt written notice of any demands received by EdenIQ for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to EdenIQ prior to the Effective Time pursuant to the DGCL that relates to such demand, and Aemetis shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Aemetis (if prior to the Closing) or the Stockholder Representative (if after the Closing), EdenIQ shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.4           Closing. In the absence of a prior termination of this Agreement by one of the Parties in accordance with Article 8, the closing (the “Closing”) of the Merger and other transactions contemplated hereby, including the delivery and execution of the closing deliverables set forth in this Agreement (the “Transactions”) shall take place at the Cupertino, California offices of Aemetis, commencing 9:00 a.m., local time, on or before the fifth (5th) business day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions, or such other date and time as the Parties may mutually determine (the “Closing Date”). All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.5           Closing Deliverables.

(a)           At or prior to the Closing, EdenIQ shall deliver to Aemetis the following:

AGREEMENT AND PLAN OF MERGER

(i)           resignations of the directors and officers of EdenIQ;

(ii)           a certificate, dated the Closing Date and signed by the CEO of EdenIQ, certifying that the conditions set forth in Section 5.1(a) have been satisfied and that the Payment Spreadsheet is accurate;

(iii)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of EdenIQ certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by EdenIQ’s Board authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions and (2) resolutions of the Stockholders approving the Merger, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of EdenIQ certifying the names and signatures of the officers of EdenIQ authorized to sign this Agreement and the other documents to be delivered hereunder;

(v)           employment agreements for not less than 75% of EdenIQ’s current employees, other than Chief Executive Officer Brian Thome, for a term of twelve months following the Closing, in the form attached hereto as Exhibit A;

(vi)           a list of outstanding accounts receivable and customer contracts as of the date of Closing Date; and

(vii)           a good standing certificate (or its equivalent) from the Delaware Secretary of State.

(b)           At the Closing, Aemetis shall deliver the following:

(i)           to the Holders who elect to receive Election Consideration in the form of Stock Election Consideration, the Stock Election Consideration, in the individual amounts set forth in the Payment Spreadsheet;

(ii)           to the Holders, the Stock Consideration, in the individual amounts set forth in the Payment Spreadsheet;

(iii)           to EdenIQ’s operating account, for further distribution to the payees set forth on the Payment Spreadsheet (which payments shall be in the individual amounts set forth opposite each such payee’s name on the Payment Spreadsheet), a payment in the aggregate amount of indebtedness owed by EdenIQ to such payees; and

AGREEMENT AND PLAN OF MERGER

(iv)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Aemetis and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Aemetis and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EDENIQ

Except as set forth in the disclosure schedule attached hereto (each section of which shall be deemed to qualify any other section or subsection of this Article 2 to which the matter relates, so long as the applicability of such matter to such section is readily apparent) (the “Disclosure Schedule”), EdenIQ hereby represents and warrants to Aemetis as follows:

2.1           Legal Status. EdenIQ  is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted. Copies of the Certificate of Incorporation, certified by the Delaware Secretary of State, together with all amendments thereto, are complete and accurate in all respects.  EdenIQ is qualified or licensed to do business where the character or location of its assets, properties or activities make such qualification or licensing necessary to the business as currently conducted by EdenIQ, except for any jurisdiction where the failure to be so licensed or qualified would not be reasonably likely to be material to EdenIQ.

2.2           Authority; Execution and Delivery; Enforceability. Subject to the affirmative vote of a majority of EdenIQ’s stockholders (the “EdenIQ Holder Vote”), EdenIQ has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by EdenIQ of the Transactions have been duly authorized and approved by the board of directors of EdenIQ. This Agreement has been duly executed and delivered by EdenIQ and is enforceable against EdenIQ in accordance with its terms.  EdenIQ has the legal capacity and authority to execute, deliver and, subject to the EdenIQ Holder Vote, perform this Agreement and the Transactions.

2.3           Subsidiaries.

(a)           Schedule 2.3 sets forth, with respect to each subsidiary (each a “Subsidiary” and collectively, the “Subsidiaries”), its name, type of entity, the jurisdiction, the directors and officers, the assets and liabilities, and the current ownership of each Subsidiary.

AGREEMENT AND PLAN OF MERGER

(b)           Other than the Subsidiaries, EdenIQ has no subsidiaries nor any interest in any other corporation, firm, or partnership.

2.4           Capitalization.  On the date of this Agreement, EdenIQ has an authorized capitalization of 12,600,650 shares, of which 8,000,000 are designated common stock and 4,600,650 are designated Series A preferred stock. On the date of this Agreement, 1,554,097 shares of common stock are issued and outstanding, fully paid, and nonassessable and 3,300,341 shares of Series A preferred stock are issued and outstanding, fully paid, and nonassessable. On the date of this Agreement, EdenIQ has reserved 948,094 shares of common stock for issuance under the EdenIQ, Inc. 2008 Stock Plan, as amended (the “Stock Plan”) and, as of the date hereof, EdenIQ has issued options under the Stock Plan to purchase 895,362 shares of common stock. On the date of this Agreement, EdenIQ has 516,196 shares of common stock subject to certain outstanding warrants. Other than as set forth herein and in Schedule 2.4 hereof, there are no outstanding options, warrants, phantom stock units, stock appreciation rights, contracts, calls, commitments, or demands relating to the stock of EdenIQ.

2.5            Financial Statements.   EdenIQ has delivered to Aemetis its (i) unaudited balance sheet dated as of the end of EdenIQ’s 2014 fiscal year, (ii) unaudited balance sheet dated as of the end of EdenIQ’s 2015 fiscal year, its related statements of income and retained earnings of EdenIQ for EdenIQ’s 2015 fiscal year, as well as its unaudited balance sheet dated March 31, 2016 and its statements of income and retained earnings for the period from the end of EdenIQ’s last fiscal year through March 31, 2016.  All such financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis and present fairly in all material respects the financial position of EdenIQ and the results of operations for the period then ended, subject, however, to usual changes resulting from year-end audit of the financial statements.

2.6           Material Contracts.  EdenIQ has delivered true, correct and complete copies of all Contracts to Aemetis. EdenIQ is not in breach of or in default under any of its Contracts. Such Contracts are legal, valid and binding obligations of EdenIQ, enforceable in accordance with their terms.  As used herein, “Contract” means with respect to the applicable Party, any contract, lease, indenture, note, bond, agreement, permit, concession, franchise or other instrument which involves more than $50,000 in payments by or to such Party during any 12 month period but excluding any contract that may be terminated by such Party at any time after the Closing without material liability, penalty or premium upon notice of 30 days or less.

2.7           Title to Properties.   All book assets of EdenIQ that are in existence, are in the possession of EdenIQ, are in good condition and repair, and materially conform to all applicable laws and ordinances. EdenIQ has good and marketable title to all of its assets and, except for any liens or encumbrances that are shown on its financial statements, which have arisen in the ordinary course of business since March 31, 2016 or which do not materially interfere with the conduct of its business in the ordinary course, or which are described in Schedule 2.7 hereof, holds the assets subject to no mortgage, lien, or encumbrance. This Section 2.7 does not apply to Intellectual Property Rights, which is addressed in Section 2.9.

AGREEMENT AND PLAN OF MERGER

2.8           Indebtedness.  Except as set forth in the balance sheet of EdenIQ as of March 31, 2016, there is no outstanding indebtedness of the type required to be set forth on a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business, in connection with this transaction, or which will be paid off on or prior to Closing. EdenIQ is not in default with respect to any terms or conditions of any indebtedness, other than indebtedness which will be paid off on or prior to Closing.

2.9           Intellectual Property.

(a)           Definitions.  For purposes of this Agreement, the capitalized terms used herein shall have the following meaning:

(i)           “Business” means the activities, operations and business of EdenIQ as currently conducted.

(ii)           “EdenIQ Intellectual Property” means any and all Intellectual Property Rights (including the Registered Intellectual Property) that are (x) owned by, or purported to be owned by EdenIQ and (y) material to the Business.

(iii)           “Intellectual Property Rights” means copyrights (including, without limitation, the right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), mask work rights, patent rights (including, without limitation, the right to make, use and sell), trade secrets, moral rights, and all other intellectual property rights as may exist now and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction throughout the world, and any tangible embodiments thereof.

(iv)           “IP Agreements” means all Contracts to which EdenIQ is a party that are material to the Business of EdenIQ and that (x) contain a license of Intellectual Property Rights by a third party to EdenIQ or (y) contain a license of Intellectual Property Rights by EdenIQ to a third party.

(v)           “Registered Intellectual Property” means patents and patent applications, registered trademarks and trademark applications and registered copyrights and copyright applications included in the EdenIQ Intellectual Property.

(b)           Schedule 2.9(b) attached hereto sets forth a true and complete list of all Registered Intellectual Property owned by EdenIQ.  All Registered Intellectual Property is valid and enforceable.  EdenIQ has the exclusive right to file, prosecute, and maintain all existing applications and registrations with respect to Registered Intellectual Property and all other EdenIQ Intellectual Property that EdenIQ purports to own. EdenIQ has obtained a valid and enforceable assignment from all inventors thereof to all rights in EdenIQ’s Intellectual Property which is a basis for the Registered Intellectual Property and EdenIQ has recorded each such assignment of Intellectual Property Rights with the relevant governmental or regulatory authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where EdenIQ has filed documents for such purpose, as the case may be.  EdenIQ is the owner of its trademarks included in the EdenIQ Intellectual Property and has not received written notice that any of its trademarks included in the EdenIQ Intellectual Property currently used in connection with the operation or conduct of the Business violate or infringe on the Intellectual Property Rights of any third party. All maintenance fees that fall due prior to the Closing on the Registered Intellectual Property have been timely paid or will be paid by EdenIQ by the Closing.

AGREEMENT AND PLAN OF MERGER

(c)           EdenIQ is in material compliance with and has not received any written communications alleging that EdenIQ has materially violated any material terms of any IP Agreement, nor is EdenIQ aware of any event or occurrence that would reasonably be expected to constitute such a material breach, violation or default. Immediately following the Closing, Surviving Company will be permitted to exercise all of the rights of EdenIQ under such IP Agreements to the same extent EdenIQ would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than payments that EdenIQ would have made had the transactions contemplated by this Agreement not occurred. The transactions contemplated by this Agreement will not alter, impair EdenIQ’s rights under any IP Agreement or any EdenIQ Intellectual Property, or give rise, under the IP Agreements, to any options, elections or rights in or for the benefit of third parties.

(d)           To the knowledge of EdenIQ, the EdenIQ Intellectual Property together with the rights acquired through the IP Agreements constitute all material Intellectual Property Rights owned by or licensed to EdenIQ and used by EdenIQ in the Business and all material Intellectual Property Rights owned by or licensed to EdenIQ necessary for the operation of the Business as now conducted.  Except as would not, individually or in the aggregate, have a material adverse effect, to the knowledge of EdenIQ, EdenIQ owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all EdenIQ Intellectual Property without any known infringement of, the copyright, trade secret, patent or trademark rights of any third party.  EdenIQ is the sole owner of all right, title and interest in and to all of the EdenIQ Intellectual Property, free and clear of all liens or other title restrictions, except for the IP Agreements and any other non-exclusive licenses that may have been granted, if any.

(e)           Employee Innovations.  Each former and current officer, employee and consultant who is or has been involved in developing EdenIQ Intellectual Property has executed a confidential information and inventions assignment agreement for the benefit of EdenIQ.  No former or current officer, employee or consultant of EdenIQ who is or has been involved in developing EdenIQ Intellectual Property is in violation of such confidential information and inventions assignment agreement.

AGREEMENT AND PLAN OF MERGER

2.10           No Litigation or Proceeding Pending or Threatened.  As of the date of this Agreement, EdenIQ is not a party to, nor has it been threatened with, any litigation or governmental proceeding which, if decided adversely to it, would have a material adverse effect on the transaction contemplated hereby, or upon the financial condition of EdenIQ or would create a material liability on the part of EdenIQ.

2.11           No Restriction Preventing Transaction.   Other than the Sixth Amended and Restated Investors’ Right Agreement dated as of May 18, 2015, EdenIQ is not subject to any charter, bylaw, mortgage, lien, lease, agreement, judgment, or other restriction of any kind that would prevent consummation of the transaction contemplated by this agreement.

2.12           Status of Receivables.   The accounts receivable or contracts receivable indicated in the financial statements that EdenIQ has delivered to shareholders (i) are not subject to any counterclaim or setoff, (ii) arose from bona fide transactions in the ordinary course of business, and (iii) are correct statements of the account for products or services actually sold to or performed for and accepted by such account debtor.

2.13           Environmental Matters.

(a)           Definitions.  For purposes of this Agreement, the capitalized terms used herein shall have the following meaning:

(i)           “Environmental Laws” means all applicable federal, state, local and foreign laws, codes, guidance, directives, decrees and orders, in each case relating to or having the purpose or effect of prevention or remediation of, releases or threatened releases of Hazardous Materials or the exposure of any person, property, ecosystem or natural resources to Hazardous Materials (but excluding OSHA and similar worker safety Laws applying to employees), and the protection of the ecosystem or the environment;

(ii)           “Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls; and

(iii)           “Release” shall have the meaning ascribed thereto under CERCLA § 101(22), except that it shall apply to all Hazardous Materials, not just CERCLA hazardous substances.

(b)           EdenIQ is in compliance in all material respects with all applicable Environmental Laws. EdenIQ has not (i) been notified in writing that it is liable under any Environmental Law, or (ii) received any written requests for information or other correspondence concerning any site or facility pursuant to any Environmental Law.  EdenIQ has not entered into or received, nor is EdenIQ in material default under, any order issued pursuant to any Environmental Law.

AGREEMENT AND PLAN OF MERGER

(c)           EdenIQ has not Released any Hazardous Materials on, in, at or about any of the premises used in operating its business, and, to the knowledge of EdenIQ, there has been no disposal, Release, burial, placement, migration or offsite migration of Hazardous Materials by any third party on, in, at or about any of the premises used in operating its business, or any facilities or property currently or previously owned or operated by EdenIQ.

2.14           No Broker or Finder.   EdenIQ has not retained or otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this agreement.

2.15           Taxes.   EdenIQ has filed all federal income tax returns and, in each state where qualified or incorporated, all state income tax or franchise tax returns which are required to be filed, paid all taxes as shown on those returns as have become due, and paid all assessments received to the extent that the assessments have become due.

2.16           Efforts to Obtain Approval.   EdenIQ will use its commercially reasonable efforts to obtain written consents from Holders holding a sufficient number of shares to constitute the EdenIQ Holder Vote in favor of the Merger.

2.17           No Survival of Representations and Warranties. None of the representations and warranties in this Article 2 or in any instrument delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement.  This Section 2.17 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance in whole or in part after the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AEMETIS AND MERGER SUB

Aemetis and Merger Sub hereby represent and warrant to EdenIQ as follows:

3.1           Legal Status.   Aemetis is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with corporate power to own property and carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with corporate power to own property and carry on its business as it is now being conducted.

3.2           Execution.  The execution and delivery of this Agreement by each of Aemetis and Merger Sub has been duly authorized by each of Aemetis and Merger Sub, accordingly.  Aemetis and Merger Sub have the legal capacity and authority to execute, deliver and perform this Agreement and the Transactions.

3.3           Capitalization.  Aemetis has an authorized capitalization of 40,000,000 shares of stock, including common stock and preferred stock.  On the date of this agreement, there are: 19,739,354 shares of common stock issued and outstanding; 1,328,394 shares of preferred stock issued and outstanding, which preferred stock is convertible on a 10:1 basis into 132,839 shares of common stock; 367,330 warrants outstanding for the purchase of Aemetis stock outstanding; and 948,268 options outstanding for the purchase of Aemetis stock.  Other than as set forth herein, there are no outstanding options, warrants, phantom stock units, stock appreciation rights, contracts, calls, commitments, or demands relating to the stock of Aemetis. Merger Sub has an authorized capitalization of 1,000 shares of common stock, all of one class.  Merger Sub is wholly owned by Aemetis.

AGREEMENT AND PLAN OF MERGER

3.4           Stock Consideration. At Closing, the Stock Consideration will be validly authorized, issued, fully paid and nonassessable and will conform to the information provided and obligations contracted by Aemetis under this Agreement, including but not limited to Aemetis’ obligations under Section 4.3. Aemetis’ stockholders do not have any preemptive rights with respect to the Stock Consideration.

3.5           Filings.  Aemetis has timely filed or subsequently filed with the SEC each report or other document that it is required to file pursuant to Section 13(a), 14 or 15(d) of the Exchange Act and no such report or document, as of the date it was so filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (all of the foregoing filed prior to the date hereof, as each may have been amended, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Rules and Regulations promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Aemetis included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with GAAP during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects Aemetis’ financial position as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments) which will not be material either individually or in the aggregate.

3.6           No Litigation or Proceeding Pending or Threatened. Neither Aemetis nor Merger Sub is a party to any litigation or governmental proceeding which, if decided adversely to it, would have a material adverse effect upon the Transactions.

AGREEMENT AND PLAN OF MERGER

3.7           No Restriction Preventing Transaction. Neither Aemetis nor Merger Sub is subject to any charter, bylaw, deed of trust, lien, lease, loan, indenture, agreement, judgment, or any other agreement or restriction of any kind which would prevent consummation of the Transactions, including the payment of the Cash Consideration and the Earnout Bonus.

3.8           No Survival of Representations and Warranties. None of the representations and warranties in this Article 3 or in any instrument delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement.  This Section 3.8 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance in whole or in part after the Closing.

ARTICLE 4

COVENANTS AND CONDUCT OF BUSINESS PENDING CLOSING

4.1           Operation in Ordinary Course.  EdenIQ covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of Aemetis, it shall refrain from: (a) entering into any transaction with respect to its business other than in the ordinary course; (b) permitting any encumbrance, mortgage, pledge or lease of or on any material asset, other than in connection with the conduct of EdenIQ’s business in the ordinary course; (c) disposing of any material asset; (d) incurring any material liabilities, other than indebtedness incurred in the ordinary course of business under already established credit facilities or in connection with the Transactions; (e) accelerating the collection of any receivables or delay the payment of liabilities outside the ordinary course; (f) making any material product or marketing announcement, or entering into any new strategic relationships outside the ordinary course; or (g) directly or indirectly, soliciting or accepting any offer or proposal by or from any third party or engaging in any negotiations regarding any merger, any acquisition or disposition of an interest in any capital stock of EdenIQ, or any sale of a significant part of EdenIQ’s assets (other than the sale of assets in the ordinary course), provided that nothing in this Section 4.1 shall prohibit EdenIQ from discussing or arranging with any of its existing investors debt or equity financing in an amount up to $500,000.

4.2           Access to Information and Documents.  Upon reasonable request, EdenIQ will afford Aemetis and its representatives (including, without limitation, the Senior Lender), from the date of this agreement until Closing, reasonable and customary access during normal business hours to all employees, board members, advisors, properties, books, accounts, contracts, commitments, and records of every kind of EdenIQ, provided that the Parties will discuss in good faith any request for disclosure of information or documents that would be subject to attorney-client privilege, work product privilege, or other legally recognized privileges or immunity from disclosure.

4.3             Registration Statement.  Aemetis will cause a registration statement covering the Stock Consideration and Stock Election Consideration to be issued pursuant to this Agreement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable, but not later than 60 days, following the Closing.  Aemetis will use reasonable best efforts to have such registration statement cleared by the SEC as promptly as reasonably practicable after such filing.  For a period of twelve months following the Closing, Aemetis will timely file with the SEC all information, documents and reports that it is required to file pursuant to the Securities Exchange Act of 1934, as amended.

AGREEMENT AND PLAN OF MERGER

4.4            Confidentiality.  Whether or not the transactions contemplated hereby are consummated and except as required by applicable law or any applicable securities exchange, each Party shall, and shall cause each of their respective affiliates and representatives to, keep confidential all Confidential Information.  If the transactions contemplated hereby are not consummated, Aemetis and EdenIQ shall, and shall cause each of its affiliates and representatives to, maintain the confidentiality of all Confidential Information obtained during its or their due diligence review of the other Party, and shall return to the other Party or destroy (and certify in writing to EdenIQ such destruction) all documents received from the other Party and all copies thereof containing any such information.  If either Party is required to disclose any Confidential Information in response to an order of a court or other Governmental Authority or as required by applicable law, such Party agrees to, the extent permitted by applicable law, notify the other Party promptly of such requirement so that the notified Party has the opportunity to contest the disclosure or obtain a protective order. If no such protective order is obtained in a timely fashion, the Party required to disclose the Confidential Information may without liability hereunder disclose only that portion of the Confidential Information that such Party’s legal counsel advises is required to be disclosed. For purpose of this Section 4.4, (i) “Confidential Information” shall mean any non-public confidential information, including trade secrets, know-how, knowledge, data and similar information of each Party and their subsidiaries, including, in the case of EdenIQ, any EdenIQ Intellectual Property; and (ii) “Governmental Authority” shall mean any government, court, governmental or supra-governmental department, commission, council, board, regulatory or administrative body, agency, bureau, instrumentality, municipality or political or other governmental subdivision, self-regulating authority, branch, authority, official, agency, division, tribunal, magistrate, arbitrator or judicial body of the United States or any foreign country or multi-national organization, in each case, whether federal, state, city, county, local, provincial, or any foreign jurisdiction, state, provincial, county, municipality or local governmental unit thereof. This Section 4.4 shall terminate upon Closing or upon a termination of this Agreement.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF AEMETIS AND MERGER SUB TO CLOSE

5.1           The obligations of Aemetis and Merger Sub to consummate the Merger and the Transactions shall be subject to the following conditions precedent:

(a)           Truth of Representations and Warranties and Compliance With Covenants. Representations and warranties of EdenIQ contained in this Agreement (i) that are qualified by materiality or material adverse effect shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in the case of each (i) and (ii) as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be so true and correct as of such date. EdenIQ shall have performed in all material respects all obligations and complied in all material respects with all covenants that EdenIQ is required by this Agreement to perform or comply with on or prior to the Closing Date. EdenIQ shall have delivered to Aemetis and Merger Sub a certificate, dated as of the Closing Date and signed by the Chief Executive Officer of EdenIQ, certifying as to the truth of the representations and warranties, as to the performance of the obligations, and as to the compliance with the covenants as set forth in this Section 5.1(a).

AGREEMENT AND PLAN OF MERGER

(b)           Resignations of Officers and Directors EdenIQ shall have delivered to Aemetis the written resignations of the officers and directors of EdenIQ.

(c)           EdenIQ Holder Vote. The EdenIQ Holder Vote shall have been obtained.

5.2           The obligations of EdenIQ to consummate the Merger and the Transactions shall be subject to the following conditions precedent:

(a)           Truth of Representations and Warranties and Compliance with Covenants. Representations and warranties of Aemetis and Merger Sub in this Agreement (i) that are qualified by materiality or material adverse effect shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in the case of each (i) and (ii) as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be so true and correct as of such date. Aemetis and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants that Aemetis and Merger Sub are required by this Agreement to perform or comply with on or prior to the Closing Date. Aemetis and Merger Sub shall have delivered to EdenIQ Sub a certificate, dated as of the Closing Date and signed by the Chief Executive Officer of each Aemetis and Merger Sub, certifying as to the truth of the representations and warranties, as to the performance of the obligations, and as to the compliance with the covenants as set forth in this Section 5.2(a).

(b)           Employment Offers.  Aemetis shall have made offers of employment to each current employees of EdenIQ pursuant to the standard terms of employment attached hereto as Exhibit A, which employment arrangements with Aemetis or EdenIQ are to be effective as of the Closing Date.

(c)           Financing.  Aemetis shall have delivered to EdenIQ a commitment for financing sufficient to fund the payments described herein and due at Closing.

AGREEMENT AND PLAN OF MERGER

(d)           Senior Lender Consent. Third Eye Capital Corporation, in its capacity as administrative agent to certain noteholders which are senior lenders (collectively, the “Senior Lender”) to Aemetis and certain of its subsidiaries shall have approved the Merger and the Transactions herein.

ARTICLE 6

STOCKHOLDER REPRESENTATIVE

6.1           Designation of Stockholder Representative. The Holders hereby agree that it is desirable to designate a representative to act on behalf of the Holders for certain limited purposes, as specified herein as the Holders’ representative, agent, proxy and attorney-in-fact (the “Stockholder Representative”).  The Holders have appointed and designated Shareholder Representative Services LLC as the Stockholder Representative, and approval of this Agreement by the Holders shall constitute ratification and approval of such designation.  The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest.  Aemetis, Merger Sub, and EdenIQ shall be entitled to rely on any action taken or decisions made by the Stockholder Representative, as being the action or decision of the Holders with respect to this Agreement and the agreements contemplated hereby, and Aemetis, Merger Sub, and EdenIQ are hereby relieved from any liability for acts done by them in accordance with any such decision, act, consent or instruction.

6.2           Authority and Rights of the Stockholder Representative; Limitations on Liability.  The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Stockholder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein or therein.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion (i) to pursue any rights to indemnification on behalf of the Holders and to negotiate, settle, compromise or take any other action to otherwise handle any claim for indemnification by any Purchaser Indemnified Person pursuant to this Agreement; (ii) to resolve any and all post-closing disputes by and on behalf of the Holders; and (iii) to act on behalf of the Holders with respect to any and all other matters hereunder.  The Stockholder Representative shall have no liability to Aemetis, Merger Sub, EdenIQ or the Holders with respect to actions taken or omitted to be taken in its capacity as the Stockholder Representative, except with respect to the Stockholder Representative’s gross negligence or willful misconduct.  All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Holders, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, waive any default or breach under this Agreement, and to consent to any amendment hereof or thereof, on behalf of all the Holders and their respective heirs, successors and assigns.  The Holders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Holders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) from any other amounts that become distributable to the Holders hereunder after the Closing; provided, that while this section allows the Stockholder Representative to be paid from the Expense Fund and any other future amounts, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Holders or otherwise. The Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement

AGREEMENT AND PLAN OF MERGER

6.3            Replacement.  The Stockholder Representative may resign at any time. The Holders who in the aggregate hold at least a majority of the Shares as of immediately prior to the Closing shall have the right to remove the then-acting Stockholder Representative and to appoint a successor Stockholder Representative; provided, however, that neither such removal of the then-acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until the delivery to the Surviving Company and Aemetis of executed counterparts of a writing signed by Holders constituting a majority of Shares with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that it, he or she accepts the responsibility as the successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative.

6.4           Expense Fund.  Upon the Closing, EdenIQ will wire to the Stockholder Representative an amount of $25,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver the balance of the Expense Fund to the Payments Administrator for further distribution to the Holders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Holders at the time of Closing.

AGREEMENT AND PLAN OF MERGER

ARTICLE 7

EARNOUT BONUS

7.1           Payment.  As described in Section 1.3, in each year from 2017 to 2020, Aemetis and/or Surviving Company will pay, as additional purchase consideration, an Earnout Bonus equal to Twenty Percent (20%) of Free Cash Flow generated by the Surviving Company in each year, but not greater than $4,000,000 per year.  The payment obligation, including the quarterly deposits into the Payment Account set forth herein, will immediately terminate when the aggregate Cash Consideration and Earnout Bonuses equal $18,000,000.

7.2           Calculation of the Earnout Bonus.

(a)           Not later than the tenth (10th) day after completion of Aemetis’ audited financial statements for each calendar year during the Earnout Period (but in no event later than March 15 of such year), Aemetis shall, (A) determine the amount of the Earnout Bonus for such calendar year, and (B) provide to the Stockholder Representative its calculation of Free Cash Flow and the associated amount of Earnout Bonus for such calendar year (the “Buyer’s Earnout Calculation”) in reasonable detail, including reasonable documentation supporting the calculation.

(b)           The Buyer’s Earnout Calculation shall be final, binding, and conclusive on the Parties unless the Stockholder Representative delivers its written disagreement with the Buyer’s Earnout Calculation (setting forth in reasonable detail the basis for such dispute) (the “Sellers’ Earnout Response”) to Aemetis not later than the thirtieth (30th) day after the date of Stockholder Representative’s receipt of the Buyer’s Earnout Calculation.  During the thirty (30)-day period following delivery of the Buyer’s Earnout Calculation to the Stockholder Representative, the Stockholder Representative shall be permitted to review the books, records, accounting records and accounting work papers used in the preparation of the Buyer’s Earnout Calculation. In addition, during such period, Aemetis shall provide to the Stockholder Representative and its representatives, upon reasonable advance notice, access to the personnel and auditors of Aemetis (including the EdenIQ Division) relating to the preparation of the calculations required under Section 7.2(a). In the event of such a dispute, Aemetis and the Stockholder Representative shall attempt to reconcile their differences and any resolution by them as to any disputed amount shall be final, binding and conclusive on the Parties. In the event of a dispute pursuant to this Section 7.2(b), the Stockholder Representative and its representative and Aemetis’s accountants shall be afforded reasonable access to each other’s books and records and the work papers of each other’s accountants.

AGREEMENT AND PLAN OF MERGER

(c)           If Aemetis and EdenIQ are unable to reach a resolution within thirty (30) days after delivery by the Stockholder Representative of the Sellers’ Earnout Response, the Parties shall submit the issues remaining in dispute to an independent accounting firm (the “Reviewing Accountant”). Aemetis and the Stockholder Representative shall jointly instruct the Reviewing Accountant that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were properly included in the Sellers’ Earnout Response, (C) shall make its determination based upon the terms and conditions set forth in this Section 7.2(c) and (D) shall render its decision within sixty (60) days after the referral of the dispute to the Reviewing Accountant for a decision pursuant hereto. The determination by the Reviewing Accountant shall be final, binding, and conclusive on the Parties.  The fees and expenses of the Reviewing Accountant incurred in rendering any judgment pursuant to this Section 7.2(c) shall be borne one-half by the Stockholder Representative (on behalf of the Holders) and one-half by Aemetis.

(d)           Aemetis shall pay to the Payments Administrator, for further distribution to the Holders, any amounts that are determined to be due to the Holders, if any, ten (10) days following the date on which the calculation of the Earnout Bonus becomes final, binding and conclusive on the Parties.

7.3           Earnout Covenants.

(a)           During the Earn-Out Period, Aemetis shall (A) maintain the separate corporate existence of EdenIQ and its subsidiaries and operate such entities as an independent division of Aemetis (the “EdenIQ Division”) and conduct the business of EdenIQ and its subsidiaries exclusively through such EdenIQ Division, (B) maintain separate books and records of the EdenIQ Division, which books and records will be sufficient to calculate Free Cash Flow, and (C) provide Cameron Cast or any of his successors (the “EdenIQ Manager”) with general authority for the operation of the EdenIQ Division and primary responsibility for day-to-day operations of the EdenIQ Division, including decision making authority over branding matters, personnel, facilities and pricing (including discounts). The EdenIQ Manager shall report directly to the Chief Executive Officer of Aemetis. For purposes of this Section 7.3(a) “EdenIQ Manager” shall be any of the individuals listed on Exhibit B, provided however, that such individual shall only be eligible to become an EdenIQ Manager if (i) Cameron Cast is no longer the EdenIQ Manager, and (ii) such individual is an employee, consultant, officer or manager solely of the EdenIQ Division.

(b)           If, during the Earnout Period, Aemetis or any of its subsidiaries takes any action the intent and actual effect of which is to divert from the EdenIQ Division to Aemetis or any of its subsidiaries (other than the EdenIQ Division) income of EdenIQ that would have been received in the ordinary course of the business by the EdenIQ Division, then Free Cash Flow shall be determined as if such cash had been received by the EdenIQ Division for purposes of calculating the Earnout Bonus payments.

AGREEMENT AND PLAN OF MERGER

(c)           Upon (i) the exclusive license or other disposition of any material assets of the EdenIQ Division, or a disposition of any entity constituting part of the EdenIQ Division, in each case to a third party through one or more transactions or series of transactions (including any asset sale, sale of equity interests, merger or otherwise), (ii) or a material breach of the covenants set forth in this Section 7.3, or (iii) a change of control of Aemetis (each of the events described in subsections (i)-(iii), an “Acceleration Event”), the maximum Earnout Bonus shall be deemed immediately earned and Aemetis shall pay to the Payments Administrator (for further distribution to the Holders) such amount.  Notwithstanding the foregoing, an Acceleration Event shall not take place under Section 7.3(c)(ii) unless (A) the Stockholder Representative provides Aemetis written notice of any alleged breach and (B) Aemetis fails to cure such breach within 30 days of such written notice.

ARTICLE 8

TERMINATION

8.1           Circumstances.   This Agreement may be terminated and the Merger and the Transactions herein provided for may be abandoned at any time prior to the Closing Date, whether before or after shareholder approval, on occurrence of any of the following conditions:

(a)           By mutual consent of Aemetis and EdenIQ.

(b)           At the election of the Board of Directors of Aemetis if between the date of this Agreement and the Closing Date, there shall have been a materially adverse change in the business or condition, financial or otherwise, of EdenIQ.

(c)           At the election of the Board of Directors of EdenIQ if between the date of this Agreement and the Closing Date, there shall have been a materially adverse change in the business or condition, financial or otherwise, of Aemetis.

(d)           By either EdenIQ or Aemetis, upon written notice, if the transactions contemplated by this Agreement have not been consummated by May 31, 2016, (the “Termination Date”); provided that if, on such date, (i) all of the conditions set forth in Section 5.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 5.2(c) and (ii) neither Aemetis nor Merger Sub is in material breach of any of its obligations under this Agreement and is continuing to use its reasonable best efforts to satisfy the conditions that have not yet been satisfied, then Aemetis may by written notice to the Company, extend the Termination Date to June 30, 2016; and provided further that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if the failure of such transactions to be consummated is due to the willful failure of such Party to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date.

AGREEMENT AND PLAN OF MERGER

ARTICLE 9

INTERPRETATION, ENFORCEMENT AND OTHER AGREEMENTS

9.1           Notices.  Any notice or other communication provided for in this Agreement shall be in writing and shall be deemed given and effective when delivered (i) personally, (ii) by facsimile, (iii) by overnight courier service, or (iv) three days after the post-marked date if mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed to a Party at its address stated on the signature page to this Agreement or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section 9.1.

9.2           Entire Agreement; Counterparts; Third Party Beneficiaries.   This Agreement and the attached exhibits, schedules and attachments contain the entire agreement between the Parties with respect to the transactions contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but those counterparts together constitute only one and the same instrument.  This Agreement shall not confer upon any person any rights or remedies other than (a) the Parties hereto and (b) the directors and officers of EdenIQ pursuant to Section 9.12.

9.3           Controlling Law.   The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware.

9.4           Amendment.  This Agreement may not be modified or amended except by a writing executed by all Parties.  No text message whether through short message service or otherwise, or text of any electronic mail, shall be deemed a writing, or shall otherwise be deemed effective, for purposes of modifying this Agreement.

9.5           Waiver.  No delay or failure by any Party to this Agreement to exercise or enforce at any time any right or provision hereof shall be considered a waiver thereof or of any such Party’s right thereafter to exercise or enforce each and every right in any provision of this Agreement.  To be valid, a waiver shall be in writing but need not be supported by consideration.  No single waiver shall constitute a continuing or subsequent waiver.

9.6           Severability.  If any provision of this Agreement shall be held illegal, invalid, or unenforceable, in whole or in part, such provision shall be modified to the minimum extent necessary to make it or its application legal, valid and enforceable, and the legality, validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

9.7           Jurisdiction and Venue.  The Parties hereby submit to the jurisdiction of any California state or United States federal court sitting in Santa Clara County over any action or proceeding arising out of or relating to this Agreement, and the parties hereby agree that all claims in respect of such action or proceeding may be heard and determined in such California state or federal court.

AGREEMENT AND PLAN OF MERGER

9.8           Exhibits. All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.

9.9           Attorney Fees.  In the event that any dispute between the Parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.  In addition to the foregoing award for attorneys’ fees, the prevailing party shall be entitled to its attorneys’ fees incurred in any post-judgment proceedings to enforce any such judgment.  The provisions set forth in this Section 9.9 shall survive the merger of these provisions into any judgment.

9.10           Attorney-Client Privilege.   Aemetis agrees not to assert, and agrees to cause the Surviving Company not to assert, any attorney-client privilege with respect to communications between DLA Piper LLP (US) (“DLA Piper”) and any officer, director or employee of EdenIQ related to the Merger and occurring prior to the Closing, it being the intention of the parties hereto that such attorney-client privilege shall be deemed to be the right of, and retained by, the Holders, and not the Surviving Company, following the Closing; provided that the foregoing shall in no event limit or otherwise affect the Surviving Company’s right to assert any attorney-client privilege with respect to any such communication against any third party.

9.11           Conflict of Interest.  If the Stockholder Representative so desires, acting on behalf of the Holders and without the need for any consent or waiver by the Surviving Company or Aemetis, DLA Piper shall be permitted to represent the Stockholder Representative and/or the Holders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein, or any disagreement or dispute relating thereto.  Upon and after the Closing, EdenIQ shall cease to have any attorney-client relationship with DLA Piper, unless and to the extent DLA Piper is specifically engaged in writing by EdenIQ to represent EdenIQ after the Closing and either such engagement involves no conflict of interest with respect to the Holders, or the Stockholder Representative consents in writing at the time to such engagement.  Any such representation of EdenIQ by DLA Piper after the Closing shall not affect the foregoing provisions hereof.

9.12           D&O Policy.  At the Closing, EdenIQ will obtain a “tail” insurance policy naming all persons who were directors or officers of EdenIQ and its Subsidiaries prior to the Closing as direct beneficiaries with a claims period of at least six years from the Closing Date.  Aemetis shall not, and shall cause the Surviving Company not to, cancel or change such insurance policies in any respect.

9.13           Time is of the Essence.  All dates and times in this Agreement are of the essence.

9.14           Further Assurances. The Parties agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

 [Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EdenIQ, Inc., a Delaware corporation By: /s/Brian D. Thome Brian D. Thome, President and CEO Address: 2505 North Shirk Road Visalia, California 93291	Aemetis, Inc., a Nevada corporation By: /s/ Eric A. McAfee Eric A. McAfee, Chairman/Chief Executive Officer Address: 20400 Stevens Creek Blvd. Suite 700 Cupertino, CA 95014
Shareholder Representative Services LLC,
solely in its capacity as the
Stockholder Representative

By: /s/ W Paul Koenig
Name:  W Paul Koenig _________________
Title:    Managing Director _______________

Address: 1614 15th Street, Suite 200
Denver, Colorado 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085
Facsimile: (303) 623-0294

Exhibit A
Form of Employment Agreement

Date

Name
Address
City, State, Zip

Re:  Employee Retention Agreement

Dear _________:

As you are aware, your employment with Edeniq, Inc. (“Edeniq” or “the Company”) is on an “at will” basis, and can be terminated by you or Edeniq at any time, with or without cause.  However, given the critical role that you play for Edeniq, the Company wants to provide you with certain assurances during this important time for Edeniq.  Accordingly, we now enter into this Employee Retention Agreement (the “Agreement”) on the terms and conditions set forth below.

1.           Termination Only For Cause For One Year.  Notwithstanding any prior agreements to the contrary, we agree that during the period between the date on which you execute this Agreement, and the one-year anniversary of that execution date (the “Retention Period”), Edeniq may only terminate your employment for Cause (as defined below).

2.           Compensation and Benefits During the Retention Period. Throughout the Retention Period, the Company will continue to pay you at your current base salary rate, and you will continue to receive the same employee benefits (or other comparable employee benefits) that you currently receive from the Company. In the event of (a) your termination by the Company other than for Cause prior to the end of the Retention Period, or (b) your resignation from employment with the Company for Good Reason (as defined below) prior to the end of the Retention Period, the Company will, subject to your execution and delivery to the Company of a general release of claims (without revocation) in a form satisfactory to the Company, continue to pay you your current base salary (and continue to provide you with your current or comparable employee benefits) through the later of (i) the date that is three months after your termination date, or (ii) the end of the Retention Period. If you resign from your employment with the Company for other than Good Reason, you will not be entitled to the salary and benefits continuation described in the previous sentence.

3.           Definitions of Cause and Good Reason.  For purposes of this Agreement, a termination for Cause means your termination by Edeniq for one (or more) of the following reasons: (i) any willful act of theft, dishonesty, misconduct, or falsification of any employment or Company records that has a material adverse effect upon the Company; (ii) willful and improper disclosure of the Company’s confidential or proprietary information that has a material adverse effect upon the Company; (iii) any willful action by you that has a material adverse effect on the Company’s reputation or business; (iv) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties for the Company; (v) a willful breach of any agreement between you and the Company that has a material adverse effect upon the Company; (vi) a willful violation of any Company policy that has a material adverse effect upon the Company; (vii) your death; or (viii) a disability that results in your inability to perform the essential functions of your position. For purposes of this Agreement, your resignation for Good Reason means your resignation as a result of any of the following without your prior consent: (i) a reduction in your current base salary rate; (ii) a material change in your title; (iii) a material reduction in your duties, authority, or responsibilities for the Company; or (iv) a change of 35 miles or more in the location of your principal workplace for the Company (not including any business travel on behalf of the Company).

4.           Termination of Agreement Following Retention Period.  This Agreement will terminate on the last day of the Retention Period, and be of no further legal force or effect thereafter.  Your continued employment with Edeniq following the end of the Retention Period, if any, shall be on an “at will” basis, and subject to termination by you or the Company at any time, with or without cause or notice.

5.           Attorneys’ Fees.  In the event of any litigation that is based upon or arises out of this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs incurred in that litigation.

6.           Entire Agreement and Modification.  This Agreement constitutes our entire agreement concerning the subject matter covered herein, and it supersedes and replaces any prior agreements between us concerning that subject matter.  This Agreement cannot be modified or amended except by a subsequent written agreement signed by you and an authorized officer of the Company.

Name, we appreciate your continued loyalty and service to Edeniq. Please sign and date this Agreement on the spaces below to confirm your acceptance of its terms and conditions.

Sincerely,

Edeniq, Inc.

____________________
Name
President/CEO

*******************************************************

I agree to and accept the terms and conditions of this Employee Retention Agreement.

_____________________                                                                                     Dated: Date
Name

Exhibit B
EdenIQ Manager List

1.	Peter Kilner
2.	Daniel Michalopoulos
3.	Michael Russell
4.	Lily Wachter
5.	Cameron Cast

Exhibit C
Accredited Investor Questionnaire

ACCREDITED INVESTOR QUESTIONNAIRE

As you know, EdenIQ, Inc. is in negotiations to be acquired by Aemetis, Inc., a U.S. company (such U.S. company being referred to as the “Company”).  The issuance of the Company’s shares of common stock in connection with the acquisition is currently anticipated to be exempt from the registration requirements under the Securities Act of 1933, as amended (the “Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  However, before the acquisition can be completed or any shares of the Company’s common stock issued, the Company must be satisfied that all of the stockholders of EdenIQ, Inc. receiving shares of the Company’s common stock in the acquisition are “accredited investors” in order to ensure that such exemptions are available.  The purpose of this Accredited Investor Questionnaire (this “Questionnaire”) is to determine whether you meet such criteria and must be completed by each stockholder.

The Company will use the responses to this Questionnaire to qualify prospective investors for purposes of U.S. federal and state securities laws.  This Questionnaire does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.  Your answers will be kept confidential.  However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to the Company’s outside legal counsel and such other persons as the Company deems appropriate in order to establish that the offer and sale of the shares in the acquisition is exempt from all registration requirements under applicable laws.  By signing this Questionnaire, you also will be confirming your understanding and agreement that the Company will be relying on the accuracy and completeness of your responses to establish the availability of such exemptions.

INSTRUCTIONS

•
If an individual, please complete Part 1 - Individual Investors and sign the signature page.  Your spouse must also sign the signature page if you are relying on joint income or joint net worth to qualify as an accredited investor.

•
If an entity, please complete Part 2 - Non-Individual Investors and the signature page.  In some cases, however, equity owners or other individuals associated with the entity may also need to complete Part 1.  Please refer to the relevant instructions in Part 2.

•	Please answer all questions with respect to the actual individual or entity that will make the contemplated investment. An incomplete questionnaire will not be accepted.

•	If the answer to any question is “none” or “not applicable,” please so indicate. If there is insufficient space to respond to any of the questions, please attach additional sheets as necessary.

•	Please notify us promptly of any change in the information provided in response to the questionnaire that may occur after submitting the questionnaire.

•	If you have any questions, please contact DLA at the contact information listed below, or your own legal counsel.

•	Please return your completed and signed questionnaire and verification materials as soon as practicable to:

Brian Wheeler
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2215
Email: Brian.Wheeler@dlapiper.com

PART 1
INDIVIDUAL INVESTORS

Individual investors should complete all relevant portions of Part 1 in their entirety.  Investors other than natural persons (e.g., corporations, trusts, limited liability companies, partnerships, etc.) should complete Part 2.  In some cases, however, equity owners or other individuals associated with the entity may also need to complete Part 1 (and provide verification materials).  Please refer to the relevant instructions in Part 2.

1.	PERSONAL
Name:
Home address:
Home phone:
Home fax:
Email:
2.	BUSINESS
Occupation:
Number of years:
Employer:
Position/title:
Work address:
Work phone:
Work fax:
Work email:

3.	RESIDENCE INFORMATION

(a)	Set forth in the space provided below the states of the U.S. in which you have maintained your primary residence during the past three years and the dates during which you resided in each state:

(b)	Are you registered to vote in, or do you have a driver’s license issued by, or do you maintain a residence or pay income taxes in, any other state of the U.S.?

__________  Yes                                           __________  No

If “Yes,” describe:

4.	INDIVIDUAL INCOME

(a)	Do you reasonably expect your own income from all sources during the current year to exceed $200,000?

__________  Yes                                           __________  No

If “No,” specify amount:

(b)	What percentage of your expected income for the current year is anticipated to be derived from sources other than salary? Provide the expected percentage breakdown of non-salary income sources.

(c)	Was your yearly income from all sources during each of the last two years in excess of $200,000?

__________  Yes                                           __________  No

If “No,” specify amount for:

Last year:

Year before last:

5.	JOINT INCOME

(a)	Have you been married at any time within the last three years?

__________  Yes                                           __________  No

If “No,” you may skip to question 6.

(b)	Do you and your spouse (if married) reasonably expect the joint income of you and your spouse (if married) from all sources during the current year to exceed $300,000?

________  Yes                           ________  No                         ________  Not married (current year)

If “No,” specify amount:

(c)	What percentage of the expected joint income for the current year is anticipated to be derived from sources other than salary? Provide the expected percentage breakdown of non-salary income sources.

(d)	Was the joint income of you and your spouse (if then married) from all sources during the last year in excess of $300,000?

________  Yes                           ________  No                         ________  Not married (last year)

If “No,” specify amount:

(e)	Was the joint income of you and your spouse (if then married) from all sources during the year before last year in excess of $300,000?

________  Yes                           ________  No                         ________  Not married (last year)

If “No,” specify amount:

6.	NET WORTH

Will your net worth (i.e., the excess of assets over liabilities) as of the date you purchase the securities offered, together with the net worth of your spouse (if married), be in excess of $1,000,000?

•
When determining your net worth, the value of your primary residence (i.e., the home where you live most of the time) should not be included as an asset.  Indebtedness secured by your primary residence, up to its estimated fair market value at the time of the sale of the securities, should not be included as a liability (except that if the amount of the indebtedness outstanding at the time of the sale of the securities exceeds the amount outstanding 60 days before that time, other than as a result of the acquisition of the primary residence, the amount of the excess should be included as a liability).  Indebtedness secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the securities should be considered a liability and deducted from net worth.

•	The value of vested employee stock options may be included in net worth.

__________  Yes                                           __________  No

If “No,” specify amount:

7.	INVESTMENT INTENT

Will you be acquiring the securities for your own account and for investment purposes only?

__________  Yes                                           __________  No

If “No,” please state for whom you are acquiring securities and/or the reasons for acquiring securities:

PLEASE SIGN AND DATE THE QUESTIONNAIRE ON THE SIGNATURE PAGE

PART 2

NON-INDIVIDUAL INVESTORS

Non-individual investors should complete all relevant portions of Part 2 in their entirety.  Please complete this section only if the acquisition is proposed to be undertaken by a corporation, trust, partnership or other entity.  If the acquisition will be made by more than one affiliated entity, please complete a copy of this questionnaire for EACH entity.  Certain non-individual investors must complete Part 1.  For further information, please refer to Section 2 below.

1.	IDENTIFICATION
Name:
Address of principal place of business:
Jurisdiction of formation or incorporation:
Type of entity (e.g., corporation, trust, partnership, etc.):
Contact person:
Phone:
Fax:
Internet address:

2.	DESCRIPTION

Please check the appropriate box to indicate if any of the following accurately describes the investing entity (the list continues on the next page).  You may be required to provide additional verification reasonably acceptable to the Company regarding your entity’s status or total assets.

_____
A corporation, a Massachusetts or similar business trust, a limited liability company, a partnership, or a charitable, religious, educational or other organization described in Section 501(c)(3) of the Internal Revenue Code, in each case, not formed for the specific purpose of this investment, with total assets in excess of $5,000,000

_____
A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (U.S. venture capital entities may potentially qualify as private business development companies.  However, due to the technical requirements of the statutory definition, an investor should consult with counsel prior to making a determination as to accreditation status under this category.)

_____	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958

_____	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act

_____
A bank as defined in Section 3(a)(2) of the Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity

_____	An insurance company as defined in Section 2(a)(13) of the Act

_____
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of the Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors (Those persons must complete Part 1 of this questionnaire)

_____
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of this investment, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Act

_____	A trust that may be amended or revoked at any time by the grantors and whose grantors are accredited investors (Those persons must complete Part 1 of this questionnaire)

_____	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934

_____
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets in excess of $5,000,000

List continues on next page.

_____
An entity in which all of the equity owners (this does not apply to beneficiaries of a conventional trust, as compared to a business trust, a real estate trust or similar entities) are accredited investors (Please attach a list of equity owners.  All equity owners must complete Part 1 of this questionnaire.)

_____	Other. Describe:

If you otherwise believe that the entity is an “accredited investor” under Rule 501(a) of the Act or that the proposed investment would otherwise qualify for an exemption from the registration requirements of the Act, please contact DLA to discuss.

3.	INVESTMENT INTENT

Will the entity be acquiring the securities for its own account and for investment purposes only?

________  Yes                           ________  No

If “No,” please state for whom the entity is acquiring the securities and/or the reasons for acquiring the securities:

__________

IF YOU CHECKED ONE OF THE BOXES IN SECTION 2 (EXCEPT FOR THE “OTHER” OPTION), YOU MAY GO TO THE SIGNATURE PAGE TO SIGN AND DATE THE QUESTIONNAIRE (YOU MUST ALSO COMPLETE PART 1 IF SO DIRECTED AND PROVIDE VERIFICATION MATERIALS, AS APPLICABLE).  IF NOT, PLEASE COMPLETE THE REMAINDER OF THIS PART 2.

__________

4.	AFFILIATION

Does the investing entity have any pre-existing business or other relationships with the Company or any of its officers, directors or controlling persons or any other potential purchasers?

________  Yes                           ________  No

If “Yes,” please describe the nature and duration of those relationships:

5.	BUSINESS AND FINANCIAL EXPERIENCE

Does the investing entity have the capacity to evaluate the merits and risks of the proposed investment and the capacity to protect its interests?

________  Yes                           ________  No

If “Yes,” please provide information detailing the business, financial and investment experience of the entity and the investment manager of the entity.

6.	RISK

Does the investing entity understand that the purchase of the securities involves a high degree of risk, and that the Company’s future prospects are uncertain?

________  Yes                           ________  No

Is the investing entity able to hold the securities indefinitely, if required, and is the entity able to bear the loss of its entire investment in the securities?

________  Yes                           ________  No

If applicable, approximate amount of the entity’s proposed investment, if known:

If applicable, state the investing entity’s expected net worth at the time the securities will be purchased:

7.	PROFESSIONAL ADVISORS

In evaluating this investment, will the entity use the services of an accountant, an attorney or other advisors?

________  Yes                           ________  No

If “Yes,” please identify, providing address and telephone number.

PLEASE SIGN AND DATE THE QUESTIONNAIRE ON THE SIGNATURE PAGE

SIGNATURE

The above information is true and correct in all material respects, and any information provided to verify financial status is true and correct in all material respects, and the undersigned recognizes that the Company (and its representatives and advisors) and DLA Piper is relying on the truth and accuracy of such information to comply with applicable securities laws.  The undersigned agrees to notify DLA Piper promptly of any changes in the foregoing information that may occur prior to the contemplated investment.

The undersigned agrees that this questionnaire and any verification materials may be presented to such parties as appropriate to establish the availability of exemptions from registration or qualification under applicable securities laws.

INDIVIDUAL INVESTOR

(Print investor name)	(Print spouse name)

(Signature of investor)	(Signature of spouse)

(Date)	(Date)

NON-INDIVIDUAL INVESTOR

(Print investor name)

(Signature)

(Print name of signatory)

(Print title of signatory)

(Date)